                                                                   EXHIBIT 21


Subsidiaries of Intermagnetics General Corporation


APD Cryogenics Inc.
Intermagnetics General (Europe) Ltd.
Magstream Corporation
Intermagnetics General Corporation Foreign Sales Corporation
InterCool Energy Corporation